PERFORMANCE SHARE AGREEMENT

	pursuant to the

	CHESAPEAKE UTILITIES CORPORATION
	PERFORMANCE INCENTIVE PLAN


	AGREEMENT dated as of January 1, 1998 and entered into, in duplicate, by and between Chesapeake Utilities Corporation, a Delaware corporation
(the "Company"), and [Ralph J. Adkins/John R. Schimkaitis] (the "Grantee") who resides at [address].

	WITNESSETH that:

	WHEREAS, the Chesapeake Utilities Corporation Performance Incentive Plan (the "Plan") has been duly adopted by action of the Company's Board of Directors as of January 1, 1992; and

	WHEREAS, the Committee of the Board of Directors of the Company referred to in the Plan (the "Committee") has determined that it is in the best interests of the Company to grant the performance share award described herein pursuant to the Plan; and

	WHEREAS, the shares of the Common Stock of the Company that may be delivered pursuant to this Agreement do not exceed the total number of shares of the Common Stock of the Company with respect to which awards are authorized to be granted under the Plan;

	NOW, THEREFORE, it is hereby covenanted and agreed by and between the Company and the Grantee as follows:

	Section 1.	PERFORMANCE SHARE AWARD

	The Company hereby grants to the Grantee a Performance Share Award for the three-year period commencing January 1, 1998 and ending December 31, 2000 (the "Award Period"). As more fully described herein, the Performance Share Award consists of the right to earn [XX,XXX] Performance Shares upon the Company's achieving the Performance Goals set forth in Section 2 hereof. Such Performance Shares shall be restricted as to transfer as set forth in Section 2(b) hereof.

	Section 2.	PERFORMANCE SHARES

	(a)	As soon as practicable after the Company's independent auditors have certified the Company's financial statements for each calendar year in the Award Period ("Award Year"), the Committee shall determine for purposes of this Agreement the Company's earnings growth (measured by reference to book value per share), growth in non-gas net income ("NGNI") and share price relative to book value ("Price/Book Value") as of the end of that Award Year. EG, NGNI and Price/Book Value shall be determined by the Committee based on financial results reported to shareholders in the Company's annual reports but shall be subject to adjustment by the Committee for extraordinary events. The Committee shall promptly notify the Grantee of its determination. For each Award Year, the Grantee shall be eligible to earn a maximum number of Performance Shares equal to [X,XXX] plus the Rollover Number as defined below (the "Maximum Award").


		On a cumulative basis, a Grantee shall earn
Performance Shares in each Award Year as follows:

		-- If book value per share for the Award Year exceeds book value per share for the prior calendar year by seven percent (7%) or more, then the Grantee shall receive fifty percent (50%) of the Maximum Award for such Award Year;

		-- If NGNI for the Award Year exceeds NGNI for the prior calendar year by ten percent (10%) or more, then the Grantee shall receive thirty percent (30%) of the Maximum
Award for such Award Year; and/or

		-- If Price/Book Value for the Award Year falls within the top quintile of companies included in the C.A. Turner database (natural gas distribution companies and integrated natural gas distribution companies) for such Award Year, then the Grantee shall receive twenty percent (20%) of the Maximum Award for such Award Year.

For purposes of this Agreement, the "Rollover Number" of Performance Shares for Award Year 1998 shall be zero and the Rollover Number of Performance Shares for each of Award Years 1999 and 2000 shall be seventy-five percent (75%) of the difference between the Maximum Award for the prior Award Year and the number of Performance Shares earned by the Grantee for such Award Year.

	(b)	Performance Shares shall be issued to the Grantee
promptly upon the determination described in paragraph (a), without payment of consideration by the Grantee. The Grantee shall have the right to vote the Performance Shares and receive the cash dividends distributable with respect to such shares on, but not before, the date on which the Grantee is recorded on the Company's ledger as holder of record of the Performance Shares (the "Issue Date"). Sale, transfer, pledge, or hypothecation of the Performance Shares shall be prohibited for a period of three (3) years after the Issue
Date (the "Restriction Period"), and the Performance Shares will bear a restrictive legend to that effect.

	(c)	Upon expiration of the Restriction Period, the
transfer restrictions imposed by this Agreement will expire and new certificates representing the Performance Shares, without the restrictive legend described in paragraph (b) of this Section 2, shall be issued, subject to the provisions of paragraph (d) of this Section 2.

	(d)	The Performance Shares will be not registered for
resale under the Securities Act of 1933 or the laws of any state except when and to the extent determined by the Board pursuant to a resolution. Until a registration statement is filed and becomes effective, however, transfer of the Performance Shares after expiration of the Restriction Period will require the availability of an exemption from such registration, and prior to the issuance of new certificates, the Company will be entitled to take such measures as it deems appropriate (including but not limited to obtaining from the Grantee an investment representation letter and/or further legending the new certificates) to ensure that the Performance Shares are not transferred in the absence of such exemption.

	(e)	In the event of a Change of Control as defined in
the Plan during an Award Year, the maximum number of Performance Shares set forth in Section 2(a) for such Award
Year, pro rated based on the proportion of such Award Year expired as of the date of such Change of Control, shall be deemed earned upon the occurrence of the Change of Control.

	(f)	If during an Award Year, the Grantee is separated
from employment, Performance Shares shall be deemed earned or forfeited as follows:

		(i)	Upon voluntary termination by the Grantee
(other than for retirement at age 65 or as accepted by the Committee) or termination by the Company for failure of job performance or other just cause as determined by the Committee, all Performance Shares for uncompleted Award Years shall be forfeited immediately;

		(ii)	If the Grantee separates from employment by
reason of death or total and permanent disability (as determined by the Committee), the number of Performance Shares that would otherwise have been earned at the end of the Award
Year of separation shall be reduced by pro rating such Performance Shares based on the proportion of the Award Year during which the Grantee was employed by the Company, unless the Committee determines that the Performance Shares shall not be so reduced;

		(iii)	Retirement of the Grantee at age 65 or as
accepted by the Committee shall not affect unearned
Performance Shares, which shall continue to be earned through the remaining term of this Agreement as set forth above.

	Section 3.	WITHHOLDING

	(a)	The Grantee shall be solely responsible for any
federal, state or local income taxes imposed in connection with the delivery of Performance Shares. Prior to the transfer of Performance Shares to the Grantee, the Grantee shall remit to the Company an amount sufficient to satisfy any federal, state, local or other withholding tax requirements.

	(b)	The Grantee may elect to have any withholding tax
obligation satisfied by having the Company withhold shares otherwise deliverable to the Grantee as Performance Shares, unless the Committee otherwise determines by resolution.

	Section 4.	ADDITIONAL CONDITIONS TO ISSUANCE OF
SHARES

	Each transfer of Performance Shares shall be subject to the condition that if at any time the Committee shall determine, in its sole discretion, that it is necessary or desirable as a condition of, or in connection with, transfer of Performance Shares (i) to satisfy withholding tax or other withholding liabilities, (ii) to effect the listing, registration or qualification on any securities exchange or under any state or federal law of any Shares deliverable in connection with such exercise, or (iii) to obtain the consent or approval of any regulatory body, then in any such event such exercise or transfer shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

	Section 5.	ADJUSTMENT OF SHARES

	(a)	If the Company shall be involved in merger,
consolidation or other reorganization, whether or not the Company is the surviving corporation, any right to earn Performance Shares shall be deemed a right to earn the compensation into which the shares of Common Stock represented by the Performance Shares would have been converted under the terms of the merger, consolidation or other reorganization.
If the Company is not the surviving corporation, the surviving corporation (the "Successor") shall succeed to the rights and obligations of the Company under this Agreement.

	(b)	If any subdivision or combination of shares of
Common Stock or any stock dividend, capital reorganization or recapitalization occurs after the adoption of the Plan, the Committee shall make such proportionate adjustments as are appropriate in the number of Performance Shares to be earned in order to prevent the dilution or enlargement of the rights of the Grantee.

	Section 6.	NO RIGHT TO EMPLOYMENT

	Nothing contained in this Agreement shall be deemed by implication or otherwise to confer upon the Grantee any right to continued employment by the Company or any affiliate of the Company.

	Section 7.	NOTICE

	Any notice to be given hereunder by the Grantee shall be sent by mail addressed to Chesapeake Utilities Corporation, 861 Silver Lake Boulevard, Cannon Building, Dover, Delaware 19904, for the attention of the Committee, c/o the Secretary, and any notice by the Company to the Grantee shall be sent by mail addressed to the Grantee at the address of the Grantee shown on the first page hereof. Either party may, by notice given to the other in accordance with the provisions of this
Section 7, change the address to which subsequent notices shall be sent.

	Section 9.	ASSUMPTION OF RISK

	It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Performance Shares.

	Section 10.	TERMS OF PLAN

	This Agreement is entered into pursuant to the Plan (a copy of which has been delivered to the Grantee). This Agreement is subject to all of the terms and provisions of the Plan, which are incorporated into this Agreement by reference, and the actions taken by the Committee pursuant to the Plan. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern. All determinations by the Committee will be in its sole discretion and will be binding on the Company and the Grantee.

	Section 11.	GOVERNING LAW; AMENDMENT

	This Agreement shall be governed by, and shall be construed, enforced and administered in accordance with the laws of the State of Delaware and the requirements of any applicable federal law. This Agreement may be modified or amended only in writing signed by the parties hereto.

	Section 12.	TERMS OF AGREEMENT

	This Agreement shall remain in full force and effect and shall be binding against the parties hereto for so long as long as any Performance Shares issued to the Grantee under this Agreement continue to be held by the Grantee.


	IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name, and the Grantee has executed the same in evidence of the Grantee's acceptance hereof, upon the terms and conditions herein set forth, as of the day and year first above written.

					CHESAPEAKE UTILITIES CORPORATION

					By:
	_________________________________




	_________________________________
						Grantee

(..continued)